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                                                                   EXHIBIT 99.3


                                   TERM LOAN NOTE

$6,000,000                                                    Chicago, Illinois

                                                               October 28, 1999

       FOR VALUE RECEIVED, UNIONTOOLS, Inc., a Delaware corporation (the "BORROWER"), promises to pay to the order of HELLER FINANCIAL, INC., a Delaware corporation ("HELLER"), the principal sum of Six Million Dollars ($6,000,000; the "PRINCIPAL AMOUNT") and to pay interest on the outstanding principal amount of this Term Loan Note (this "NOTE"), in accordance with Section 2 hereof. This
Note is the Term Loan Note defined in, and is delivered in connection with the execution and delivery of, that certain Sixth Amendment (the "AMENDMENT"; capitalized terms used and not defined herein shall have the meanings ascribed thereto in the Amendment) to the Amended and Restated Credit Agreement dated as of May 20, 1997 (as amended, the "CREDIT AGREEMENT") by and among the Borrower, Heller and each of the Lenders under the Credit Agreement.

       1. MATURITY. If the Note has not previously been exchanged for common stock of Acorn Holdings, Inc., a Delaware corporation ("ACORN"), in accordance with Section 5 hereof, the Borrower shall repay the unpaid Principal Amount outstanding hereunder on the later of (i) August 1, 2001 and (ii) the date which is ninety-one (91) days after the Expiry Date, as defined in the Credit Agreement (such date, the "MATURITY DATE").

       2. INTEREST. The Borrower further agrees to pay interest ("INTEREST") on the unpaid Principal Amount hereunder until such amount shall be paid in full at the rate of twelve percent (12%) per annum (the "INTEREST RATE"). Interest shall be payable quarterly in arrears on each February 1, May 1, August 1 and November 1 (each such date, an "INTEREST PAYMENT DATE"), and on the Maturity Date. Interest shall be paid by the Borrower by issuing to Heller, on each Interest Payment Date, a term loan note evidencing principal indebtedness in an amount equal to the Interest owing on such date, on terms and conditions commensurate with those set forth in this Note. If any payment of Interest hereunder becomes due and payable on a day other than a Business Day, such Interest Payment Date shall be extended to the next succeeding Business Day and Interest thereon shall be payable at the Interest Rate during such extension.

       3. PREPAYMENT. The unpaid Principal Amount, all accrued Interest and any and all other sums payable to Heller hereunder may be prepaid by the Borrower in full or in part at any time prior to the Maturity Date without prepayment penalty, upon five (5) days prior written


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notice to Heller in accordance with the terms of Section 1.5(a) of the Credit
Agreement. All prepayments shall be applied in accordance with the terms of the Credit Agreement.

       4. DEFAULT / ACCELERATION. Upon the occurrence of an Event of Default, Heller shall have the right to declare the unpaid Principal Amount and all accrued Interest immediately due and payable.

       5. EXCHANGE. Heller shall have the right, at any time during which any unpaid Principal Amount remains outstanding hereunder, upon two (2) days prior notice to the Borrower, to exchange the Note for a number of shares of common stock of Acorn (the "SHARES") to be issued to Heller, or, at the election of Heller, directly to the Persons named in the Exchange Direction (as defined in the Subordinated Participation Agreement dated as of the date hereof by and between Heller and the participants named therein) equal to (i) the sum of the unpaid Principal Amount hereunder plus accrued and unpaid Interest through the date of exchange, divided by (ii) Three Dollars and Fifty Cents ($3.50). No fractional shares shall be issued thereupon and the recipient(s) of the Shares shall receive a cash payment equal to the value of any fractional shares that would be called for by the foregoing formula. The aforementioned formula will be adjusted in the event of a stock split, stock dividend or similar event by Acorn so that the exchange rights set forth herein are, after the occurrence of such event, as possible to such rights prior to such event. As a condition to the issuance of the Shares, the recipient(s) thereof, shall, at the time of exchange, make such representations and warranties to Acorn and the Borrower as they shall reasonably require so as to permit the issuance of the Shares without registration thereof under the Securities Act of 1933, as amended, including, without limitation, acknowledgement that the Shares will not be registered under the Securities Act of 1933, as amended, will not be freely tradable on the public markets, will be subject to certain restrictions imposed by that Act and will have a legend on the certificates for such Shares so indicating. The Borrower covenants to Heller to have available for exchange the number of Shares necessary to satisfy its obligations hereunder. Upon exchange of the Note for the Shares pursuant to this Section 5, the rights and obligations of the Borrower and Heller hereunder shall be fully and forever satisfied.

       6. SECURED OBLIGATIONS; PRIORITY. The obligations of the Borrower under this Note are secured by the Collateral in accordance with the terms of the Amendment. The Borrower covenants to Heller that its obligations under this Note will, at all times, rank senior to all of the Borrower's obligations for indebtedness for borrowed money (other than pursuant to the Credit Agreement and any refinancings thereof, as to which its obligations hereunder will rank junior), and will rank pari passu with all trade indebtedness of the Borrower.

       7.     MISCELLANEOUS.

              (a) The Borrower hereby waives presentment, demand, protest, notice of diligence and all other notices of any kind.

              (b) This Note shall be governed by and construed in accordance with the laws of the State of Illinois applicable to contracts wholly made and performed in the State of Illinois.


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              (c)    All amounts owing to Heller hereunder shall be paid to
Heller in accordance with the terms of the Credit Agreement.

              (d) Heller shall have the right to assign its benefits hereunder, or to grant participations therein, at its discretion, upon written notice to the Borrower.

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       IN WITNESS WHEREOF, The Borrower has executed this Term Loan Note as of the day and date first above written.


                                          UNIONTOOLS, INC.



                                          By:  /s/  John Jacob
                                               -----------------------------
                                                 Name:  John Jacob
                                                 Title: Vice President, Chief
                                                        Financial Officer














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